Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-283567, 333-283567-01 and 333-283567-02

U.S. Floorplan Securitization 07 4 .21.2026 Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement Nos. 333 - 283567, 333 - 283567 - 01 and 333 - 283567 - 02

Free Writing Prospectus Registration Statement Nos. 333 - 283567, 333 - 283567 - 01 and 333 - 283567 - 02 Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the “depositors”) Ford Credit Floorplan Master Owner Trust A (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and such offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1 - 313 - 594 - 3495. 2 U.S. FLOORPLAN SECURITIZATION

Portfolio Overview U.S. FLOORPLAN SECURITIZATION • Ford Credit has been financing dealer vehicle inventory since 1959 and securitizing floorplan receivables since 1991 • Ford’s goal is to maintain a profitable network of Ford and Lincoln dealerships that deliver an innovative and engaging sales and service experience for customers. As of December 2025, in the U.S., Ford and Lincoln had approximately 3,000 dealers • Over the past five years, Ford Credit financed 70% to 7 4 % of U.S. Ford and Lincoln dealer new vehicle inventory • Floorplan receivables are secured primarily by the financed vehicles, and payment is required when the vehicle is sold • Ford Credit’s floorplan portfolio has historically experienced low losses, primarily driven by strong risk management practices and servicing: - Continuous monitoring of the dealer’s financial health, payment performance, vehicle collateral status and risk - based on - site inventory audits - Use of proprietary risk rating assessment and behavioral scoring models - Proactive risk management practices which include intensifying risk management actions as dealer risk increases - Leveraging access to dealer information through Ford relationship 3

Securitization Overview U.S. FLOORPLAN SECURITIZATION • Ford Credit’s present floorplan securitization trust was established in 2001 as a master trust and has issued more than 60 series • Ford Credit sponsors offerings of floorplan asset - backed securities through various channels: - Publicly - registered transactions - Rule 144A transactions - Other private transactions 4

Floorplan Portfolio Net Losses / (Recoveries) as a Percent of Average Principal Balance Trust Pool 3 - Month Average Monthly Principal Payment Rate* Trust Pool Net Losses / (Recoveries) as a Percent of Average Principal Balance Trust Pool Dealer Risk Ratings 5 U.S. Performance Overview 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% Dec-21 Dec-22 Dec-23 Dec-24 Dec-25 Percent of Principal Balance Other Group IV (Poor) Group III Group II Group I (Strong) 0.00% 0.00% 0.00% 0.00% 0.00% 2021 2022 2023 2024 2025 Losses Recoveries No Trust losses realized since inception because depositors elected to accept reassignment of receivables from “status” accounts 15% 25% 35% 45% 55% 65% 75% 85% 95% Jan-20 Jul-20 Jan-21 Jul-21 Jan-22 Jul-22 Jan-23 Jul-23 Jan-24 Jul-24 Jan-25 Jul-25 Jan-26 Payment rate triggers Lowest 3 - Month Average Payment Rate was 29.9% in February 2005 120 143 61 Mar - 26 * The three - month average monthly principal payment rate for a month equals the average of the monthly payment rate for that month and the prior two months ** Estimated days’ supply derived from payment rate (as of March 31, 2026) (0.01)% (0.02)% (0.00)% (0.00)% 0.03% 2021 2022 2023 2024 2025 Losses Highest Net Loss Percentage on Floorplan Portfolio since January 2004 was 0.353% in 2009 Recoveries Memo: Days Supply** U.S. FLOORPLAN SECURITIZATION *Other primarily reflects dealers that have no dealer risk rating because Ford Credit only provides in - transit financing for the dealer

U.S. FLOORPLAN SECURITIZATION

Structure Overview


% of Pool Balance Allocated to Series
Class A notes ("AAA")
76.00%
Class B notes ("AA")
4.50%
Class C notes ("A")
4.00%
Class D notes ("BBB")
3.00%
Available Subordinated Amount
12.50%
Reserve Account
0.44%
Excess Spread
Total Class A Hard Credit Enhancement
24.44%

Credit enhancement in the floorplan securitization program includes:

- Subordination of junior notes
- Available subordinated amount
- Cash reserve (0.50% of notes)
- Excess Spread

Structure also provides for 1:1 incremental subordination to cover any ineligible receivables and receivables in excess of the specified concentration limits.

2025-2 Concentration Limits

Dealer Concentration	Development Dealer Concentration	Used Vehicle Concentration	Fleet Concentration	Medium/Heavy Truck Concentration	Other Manufacturer Concentration
2% *AutoNation: 5%* *Lithia Motors: 3%*	4%	20%	15%	5%	10% *Lower-rated manufacturers: 2%*

Initial Class A Hard Credit Enhancement


24.44%
24.44%
24.44%
24.44%
24.44%
24.44%
24.44%
25.35%
12.50%
12.50%
12.50%
12.50%
12.50%
12.50%
12.50%
13.50%
11.50%
11.50%
11.50%
11.50%
11.50%
11.50%
11.50%
11.50%
0.44%
0.44%
0.44%
0.44%
0.44%
0.44%
0.44%
0.35%
2025-2
2025-1
2024-4
2024-3
2024-2
2024-1
2023-1
2018-4
Reserve
Subordination Of Junior Notes
Available Subordinated Amount

6

Key Series Triggers U.S. FLOORPLAN SECURITIZATION • Enhancement Step - Up Trigger - If average monthly principal payment rate for the three preceding collection periods is less than 25%, subordination or reserve fund percentage increases by four percentage points - During periods when the Excess Funding Account EFA exceeds 30%, certain Principal Collections may be used for potential shortfalls in interest or fees • Amortization Triggers - Average monthly principal payment rate for the three preceding collection periods is less than 21% - Cash balance in the excess funding account exceeds 70% of the adjusted invested amount of all series for three consecutive months - Available subordinated amount is less than the required subordinated amount - Bankruptcy, insolvency or similar events relating to the depositor, the issuer, Ford Credit or Ford Motor Company 7

Outstanding Floorplan Funding and Capacity* 8 Private Variable Funding Notes (VFN) 144A Term Series Public Term Series Series 2006-1 2023-1, 2024-1, 2024-2 2018-4, 2025-1, 2025-2 2024-3, 2024-4 Amount Outstanding ($B) ** $0.5 $5.1 $3.4 Senior Hard Enhancement (AAA Notes) 25.75% 24.44% 24.44% - 25.35% Maturity Ranges Jun 2026 - March 2028 May 2026 - Sept 2029 Apr 2028 - Nov 2028 • Total Trust balance of $17.3 billion • Private Variable Funding Notes (VFN) are used to manage fluctuations of Trust balance and provide an additional source of liquidity • Total VFN capacity of $4.775 billion Term Funding $8.5 Unfunded Assets $6.9 Existing Subordination $1.4 VFN $0.5 Trust Balance ($B) $ 17.3 ** May not add to Total Funding due to rounding * As of March 31, 2026 U.S. FLOORPLAN SECURITIZATION

sec ret • 2025 - Floorplan shelf registration declared effective in February 2025 - New public series totaling $2.6 billion issued in 2025 Historic Trust Balance vs. Outstanding Term Debt ($B) $8.5 $17.3 $0 $5 $10 $15 $20 Outstanding Term Debt Trust Balance (excluding EFA) 9 Note: Graph reflects data on the trust as of March 31, 2026 Recent History Of Floorplan U.S. FLOORPLAN SECURITIZATION • 2020 - 2021 - Covid production shutdown, global component shortages, and robust sales reduced the Trust balance - Cash in the Excess Funding Account (EFA) increased – EFA% trigger was not breached and was amended to 70% in August 2021 • 2022 - Supply constraints continued to limit vehicle production - By end of Q2, maturing debt and an increasing Trust balance eliminated the need for cash in the EFA • 2023 - 2024 - Debt Maturities combined with Trust balance increases provide support for ongoing term debt issuance - New term series totaling $1.7 billion issued in 2023 (first term issuance since 2020) and $3.3 billion issued in 2024 • Pre - 2020 - Steady vehicle production and Trust balance led to consistent $10 - $12 billion of term debt outstanding

U.S. Floorplan Risk Management 08

Underwriting and Credit Review Process U.S. FLOORPLAN RISK MANAGEMENT • A dealership seeking to finance its vehicle inventory with Ford Credit must submit a request for financing along with its financial and other information • Ford Credit performs a thorough review of the dealer or dealer group including: - Business, legal and operations structure, including number of manufacturer franchises - Credit information - Financial statements or tax returns - Types of vehicles in the dealer’s inventory and specialty services provided by the dealer for certain vehicles or customers, such as fleet • Ford Credit evaluates the dealer’s financial resources and the amount and types of financing requested • The financing extended to a dealer is tailored to suit the business and operational needs of the dealer and depends on the financial strength and nature of the dealer’s business • The financed vehicles are the primary collateral for dealer floorplan loans; however, for many dealers, Ford Credit also obtains personal guarantees and secondary collateral in the form of additional dealer assets, including dealer - adjusted net worth and real estate equity • Due to the ongoing nature of floorplan financing arrangements, Ford Credit periodically performs a credit review of each dealer, at least biennially, following the similar process utilized to evaluate new dealer account originations. Monthly financial performance data provides ongoing supplemental dealer monitoring 2

3 Dealer Risk Rating Assessment U.S. FLOORPLAN RISK MANAGEMENT • Ford Credit evaluates new dealer account originations using a proprietary scoring model, performs ongoing credit reviews of d eal ers and assigns risk ratings • For purposes of securitization - related disclosure, dealer risk ratings are categorized into groups: Group Description I Strong to superior financial metrics II Fair to favorable financial metrics III Marginal to weak financial metrics IV Poor financial metrics, may be uncollectible Other Includes dealers that have no dealer risk rating because Ford Credit only provides in - transit financing or becaus e Ford Credit is in the process of terminating the financing for such dealer • Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s ab ility to meet financial obligations, including capitalization and leverage, liquidity and cash flow, profitability, credit history and paym ent performance • Ford Credit updated its dealer risk rating model in October 2024; the model is validated regularly to ensure the integrity an d p erformance and is updated if necessary

Dealer Monitoring Strategy ■ Monitor - Payoff - Aged Inventory - Over - line Report - Financial Statements - Double flooring ■ Monthly Account Rating - Assess dealer risk and determine action plans ■ Watch Report – Medium to High Risk - Formal review of action plans and results presented to management (plans may include more frequent physical audits) ■ Intensive Care Unit (ICU) – High Risk - Increased intensity surrounding action plans and timelines ■ Status - On - site control - Focus on asset protection ■ Liquidation - Focus on loss - mitigation 4 Monitor Dealers Watch Report MAR Directed Action Plans No Further Action Monthly Account Rating (MAR) ICU Status Liquidation U.S. FLOORPLAN RISK MANAGEMENT

5 Inventory Audits • A dealer’s risk rating determines the frequency of on - site vehicle inventory audits • Ford Credit engages a vendor to perform on - site vehicle inventory audits and dealers generally do not receive advance notice of an audit • Audits are generally reconciled same day and immediate payment is required for any sold vehicle Dealer Monitoring • Ford Credit has business operations employees that are dedicated to monitoring dealers for issues, including dealer fraud, utilizing a robust suite of monitoring tools and models. If issues are discovered, Ford Credit may: - Increase audit frequency or schedule an immediate on - site audit - Require curtailments, or monthly principal payments, on aged inventory - Suspend credit lines - Verify cash balances / perform an in - depth validation of the accuracy and completeness of the dealership financial statements - Meet with the owners / guarantors - Increase the dealer’s risk rating to trigger more extensive monitoring Dealer Status Procedures • A status is declared when a dealer does not satisfy a sold - out - of - trust condition discovered during an audit, fails to pay principal or interest payments, files bankruptcy, or other circumstances arise that warrant immediate action • Once a status is declared, based on the particular circumstances of the classification, Ford Credit may suspend credit lines, maintain personnel on site, collect titles and keys, secure dealer inventory, issue payment demand letters, obtain liens on property of guarantors, increase the dealer’s floorplan interest rate and initiate legal action • If a status situation can not be resolved, Ford Credit will liquidate vehicles and secondary collateral to obtain the greatest value and continue collection efforts against personal / corporate guarantors U.S. Floorplan Audits, Monitoring & Status Processes U.S. FLOORPLAN RISK MANAGEMENT

Benefits of Being A Captive Finance Company ■ Integrated systems enable real - time controls: - Access to monthly dealer financial statements that allow monitoring of dealer financial strength - Monitoring of dealers by both Ford and Ford Credit - Joint Ford and Ford Credit discussions with dealers on various aspects of the business - Comparative dealership benchmarking between dealerships of like size or in similar markets 6 Dealer reports vehicle sale to obtain: - Warranty registration - Manufacturer incentives 1 . Dealer Floorplan Receivables System North American Vehicle Information System Ford Credit Ford Dealer Information on sold vehicles reported to Ford Credit and matched to floorplan receivables Dealer pays off floorplan receivables 2 . 3 . U.S. FLOORPLAN RISK MANAGEMENT